Exhibit 4.28

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(Private Document - Confidential)

Acquisition Agreement

By and among

Senzhen Suqu Network Technology Co., Ltd.

Cheng Hang

Yang Bing

Jiang Wei

and

Shanghai Kuanghui Network Technology Co., Ltd.

Dated January 26, 2025

Contents

Article 1	Definitions	2
1.1	Definitions	2
1.2	Interpretations	5
Article 2	Transaction	6
2.1	Transaction	6
2.2	Payment of Closing Consideration	7
2.3	Payment of Retention Money	9
Article 3	Representations and Warranties	13
3.1	Representations and Warranties of the Warrantors	13
3.2	Representations and Warranties of the Buyer	13
Article 4	Special Provisions	13
4.1	Covenants for the Transition Period	13
4.2	Obligations of the Parties	14
4.3	Access to Information	15
4.4	Taxes, Fees and Other Expenses	15
4.5	Post-Closing Covenants	15
Article 5	Breach of Contract and Indemnification	16
Article 6	Effectiveness, Termination, Assignment, and Succession	16
6.1	Effectiveness	16
6.2	Termination	17
6.3	Consequences of Termination	17
6.4	Assignment and Succession	18
Article 7	Governing Law and Dispute Resolution	18
7.1	Governing Law	18
7.2	Dispute Resolution	18
Article 8	Miscellaneous	19
8.1	Notices	19
8.2	Confidentiality	20
8.3	Severability	20
8.4	Amendments	20
8.5	Waiver	21
8.6	Entire Agreement	21
8.7	Waiver and Cumulative Remedies	21
8.8	Specific Performance	21
8.9	Language and Counterparts	21

Annex IRepresentations and Warranties

Annex IIDisclosure Schedule

Annex IIIClosing Conditions Precedent

Annex IVList of Core Business, Assets, and Documents to Be Delivered on Closing Date

Annex VFormat of Closing Confirmation Letter

Annex VIFormat of Articles of Association of Target Company

Annex VIIList of Key Personnel

Acquisition Agreement

This Acquisition Agreement (“Agreement”) is made and entered into as of January 26, 2025, by and among:

(1)Senzhen Suqu Network Technology Co., Ltd. (“Buyer”), Unified Social Credit Code: [***], and registered address: 10A1014, AB Tower, New Energy Building, 2239 Nanhai Avenue, Nanguang Community, Nanshan Subdistrict, Nanshan District, Shenzhen;

(2)Cheng Hang, a natural person of Chinese nationality, ID Card No.: [***];

(3)Yang Bing, a natural person of Chinese nationality, ID Card No.: [***];

(4)Jiang Wei, a natural person of Chinese nationality, ID Card No.: [***]; (together with Cheng Hang and Yang Bing, each individually referred to as “Seller” and collectively as “Sellers”);

(5)Shanghai Kuanghui Network Technology Co., Ltd., Unified Social Credit Code: [***], and registered address: 7th Floor, 137 Haining Road, Hongkou District, Shanghai (Central Registration Location) (“Target Company”);

(6)HUPU (Shanghai) Information Technology Co., Ltd., Unified Social Credit Code: [***], and registered address: Room 3001, Building A2, 121 Zhongshan North First Road, Hongkou District, Shanghai (“HUPU Information Technology”);

(7)Beijing Tianlian Zhongheng Media Co., Ltd., Unified Social Credit Code: [***], and registered address: Room 101-2330, 2nd Floor, Building 17, Courtyard 6, Hengye North Seventh Street, Tongzhou District, Beijing (“Beijing Tianlian”);

(8)Shanghai Keling Information Technology Co., Ltd., Unified Social Credit Code: [***], and registered address: 7th Floor, 137 Haining Road, Hongkou District, Shanghai (Central Registration Location) (“Shanghai Keling”).

Each of the above parties shall be individually referred to as “Party” and collectively as “Parties” in this Agreement.

Preamble

WHEREAS:

(1)

As of the date of signing of this Agreement, the registered capital of the Target Company is RMB 1 million, and Sellers legally hold 100% of the equity interest in the Target Company. The equity structure of the Target Company is as follows:

No.	Shareholder	Registered Capital (RMB)	Paid-in Capital (RMB)	Shareholding Ratio	Contribution Method
1	Cheng Hang	[***]	[***]	[***]	Currency
2	Yang Bing	[***]	[***]	[***]	Currency

3	Jiang Wei	[***]	[***]	[***]	Currency
Total		1,000,000	100,000	100%	-

(2)

As of the date of signing of this Agreement, the Target Company holds 100% of the equity interest in HUPU Information Technology (corresponding to the registered capital of RMB 10 million), 100% of the equity interest in Beijing Tianlian (corresponding to the registered capital of RMB 10 million), and 100% of the equity interest in Shanghai Keling (corresponding to the registered capital of RMB 10 million).

(3)The Buyer expects to acquire 100% of equity interests in the Target Company held by all Sellers (“Target Equity”) under the terms of this Agreement, and all Sellers agree to sell the Target Equity to the Buyer under the terms of this Agreement. Upon completion of this Transaction (as defined below), the Target Company will become a wholly owned subsidiary of the Buyer.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

Article 1Definitions

1.1Definitions

Unless otherwise agreed herein, the following terms shall have the meanings set forth below:

“Agreement” means this Acquisition Agreement entered into by and among the Parties, including all schedules and annexes hereto, which shall form integral parts of this Agreement, as well as all amendments made hereto from time to time under the provisions set forth herein.

“Transaction” means the transaction in which the Buyer acquires 100% of equity interests in the Target Company held by all Sellers, along with all businesses and assets of the Target Company (as specified in Annex IV, including but not limited to the HUPU App, websites, community forums, and other social media platforms related to the Target Company’s business operations).

“Warrantors” mean Group Companies and Sellers.

“Transaction Documents” mean this Agreement, Articles of Association of the Target Company, and any other agreements or documents related to the completion of this Transaction, including all schedules and annexes thereto.

“Group Companies” mean the Target Company, HUPU Information Technology, Beijing Tianlian, Shanghai Keling, Shanghai Kuanghui Network Technology Co., Ltd. Guangzhou Branch, Shanghai Kuanghui Network Technology Co., Ltd. Beijing Branch, Shanghai Keling Information Technology Co., Ltd. Kaifeng Branch, and any other subsidiaries, branch offices, or affiliates directly or indirectly controlled by the Target Company as of the Closing Date.

“Laws and Regulations” mean any applicable laws, regulations, statutes, treaties, regulatory rules, government directives, judgments, decisions, orders,

etc. issued by any legislative body, judicial authority, government agency, securities exchange, industry regulatory body, or other self-regulatory organization.

“Affiliates” mean, with respect to any entity: (i) any entity that directly or indirectly controls such entity; or (ii) any entity that is directly or indirectly controlled by such entity; (iii) any entity that is under common control, directly or indirectly, with such entity; (iv) the ultimate controlling person of such entity and the entities referred to in items (i) through (iii), as well as the directors, supervisors, officers, or persons holding equivalent positions of such entity; and (v) any other entity directly or indirectly controlled or significantly influenced by the individuals referred to in item (iv). With respect to any natural person or any natural person falling under items (i) through (v) above, such natural person’s Affiliates shall also include: (x) such person’s spouse, parents, and adult children; and (y) any entity that is directly or indirectly controlled or significantly influenced by any of the entities described in item (x) above.

“Key Personnel” mean the core personnel of the Group Companies as listed in Annex VII.

“HUPU Holdings” means Huahuayuanyuan (Shanghai) Cultural Communication Co., Ltd.

“Control” means, with respect to the relationship between two or more entities, the power to direct or cause the direction of the business, affairs, management, or policies of an entity, whether directly or indirectly, or as a trustee or executor, whether through the ownership of equity, voting securities, or other voting rights, or as a trustee or executor, or by virtue of any contract, arrangement, trust structure, or otherwise. This includes: (i) directly or indirectly owning fifty percent (50%) or more of the issued shares, equity, capital, or other ownership interests of such entity; or (ii) directly or indirectly possessing fifty percent (50%) or more of the voting power of such entity, whether through ownership of voting securities, proxies representing voting rights exceeding 50%, the right to appoint a majority of the board of directors or similar governing body, or the contractual or other power to determine the management or policies of such entity. The expressions “controlled” and “under common control” shall have the meaning related to the interpretations above.

“Articles of Association of the Target Company” mean Articles of Association of the Target Company, as amended, as of the Closing of this Transaction, the form and content of which are attached as Annex VI to this Agreement.

“Entity” means any natural person, partnership, corporation, limited liability company, joint-stock company, association, trust, cooperative organization, non-corporate organization, or other legal entity.

“Government Authority” means any central or local government,

regulatory or administrative agency, department or committee, securities exchange, court, tribunal, judicial or arbitration body, or other self-regulatory organization in or beyond China.

“Business Day” means any day other than the following dates: Saturdays, Sundays, or any other statutory holidays or rest days prescribed or authorized under Chinese law or administrative orders.

“Disclosure Schedule” means the disclosure schedule attached hereto as Annex 2, which is executed by the Seller and delivered to the Buyer, and forms an integral part of this Agreement.

“Latest Financial Statements” mean the financial statements dated October 31, 2024, as provided by the Sellers to the Buyer.

“Balance Sheet Date” means October 31, 2024.

“RMB” means the lawful currency of the People’s Republic of China.

“Taxes and Fees” mean any types of taxes, fees and other charges imposed by any government authority (together with any and all interest, penalties, surcharges, and additional charges imposed thereon), including but not limited to: taxes or other charges levied on income, franchises, windfalls, or other profits, property, wages, social security, or unemployment compensation; taxes or other charges of a consumption tax, withholding tax, transfer tax, value-added tax or business tax nature; license, registration, and documentation fees; as well as customs duties, tariffs, and similar charges.

“Claim” means any assertion of rights, lawsuit, arbitration, inquiry, or investigative proceeding initiated by or against any governmental or non-governmental authority, including any claim relating to the deprivation, confiscation, or expropriation of property.

“Yuan” means the Chinese Yuan (RMB).

“Government Directive” means any order, judgment, injunction, notice, directive, regulation, decision, or ruling issued by any government authority.

“Intellectual Property (IP)” means all patents, patent applications, inventions, utility models, industrial designs, trademarks, service marks, trade names, internet domain names, copyrights of computer software, copyrights of artistic works, copyrights, copyright registrations and applications and all other related rights, technical secrets and other IP (whether registered or unregistered), as well as all computer software, including all source codes, object codes, firmware, development tools, archives, records and data. IP also includes all storage media related to any of the aforementioned content, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and programs, as well as any corresponding IP arising from the applications for such rights and all documentation relating to any of the above.

“Core Intellectual Property (Core IP)” means the IP related to the HUPU APP and the Group Companies’ Core Business. “China” refers, for the purposes of this Agreement, to the mainland of the People’s Republic of China.

“Chinese Accounting Standards” mean the Enterprise Accounting Standards of China, as revised and updated from time to time.

“Material Adverse Change” or “Material Adverse Effect” means any circumstance, change, or effect that: (i) causes, or with reasonable evidence is likely to cause, damage, loss, liability, and/or other adverse effects to the existence, operations, business, assets, intellectual property, liabilities (including but not limited to contingent liabilities), financial condition, operating results, business prospects, or financial position of any Group

Company, including but not limited to adverse effects such as the HUPU APP being reported for non-compliance, ordered to rectify, removed from platforms, suspended or banned from operation, suspended or banned from registering new users, or any administrative regulatory actions or regulatory findings deeming the Core Business of any Group Company to be non-compliant or illegal (“Adverse Effects”), where such Adverse Effect individually exceeds RMB 1,000,000 or, when aggregated with other Adverse Effects or events, exceeds RMB 5,000,000; (ii) causes, or with reasonable evidence is likely to cause, a material adverse effect on any Group Company’s qualifications, licenses, or ability to operate its current business; (iii) materially hinders the performance by any Party of its obligations under this Agreement, affects the validity or legality of this Agreement, or impairs the possibility of its performance; or (iv) may constitute a material impediment to the Buyer’s completion of this Transaction, the proposed transactions contemplated under this Agreement, and/or the exercise of the Buyer’s rights under this Agreement.

“Material Contract” means any contract, agreement, memorandum of understanding, letter of intent, or other legal document, whether entered into in the ordinary course of business or otherwise, that is material to the existence, development, financial condition, or operations of any Group Company, or that imposes significant restrictions on any Group Company or its business or assets, or that, if absent, would have a material adverse impact on the existence, development, financial condition, or operations of any Group Company. Such contracts include, but are not limited to: (i) any contract with a transaction amount exceeding RMB 10 million; (ii) any contract involving the transfer, sale, license, purchase, or disposal of Core IP of any Group Company, or non-IP assets with a book value exceeding RMB 10 million, or any IP (other than Core IP) with a book value exceeding RMB 2 million; (iii) any exclusive contract or contract that restricts the competitive ability of any Group Company; (iv) any commercial contract entered into with any of the top five partners, suppliers, or customers of any Group Company, as determined based on sales revenue or procurement amount in the latest financial statements; (v) any contract involving equity transfer, equity acquisition, investment, financing, joint ventures, mergers and acquisitions, restructuring, voting arrangements, profit sharing, or transfer of control; (vi) any contract that creates an encumbrance over equity or assets of any Group Company with a book value exceeding RMB 1,000,000; or (vii) any contract or agreement entered into with a governmental authority.

“Group Companies’ Core Business” or “Core Business” means the vertical cultural community platform focusing on sports events, e-sports, and daily life, including both websites and mobile applications (APP), primarily offering services such as event information, interactive features related to competitions, and user community, etc.

1.2Interpretations

1.2.1

The phrase “directly or indirectly” means directly or indirectly through one or more intermediaries or through contractual or other legal arrangements; “direct or indirect” shall be construed accordingly.

1.2.2	The word “including” and similar expressions shall not be interpreted as terms of limitation, and shall be deemed to be immediately followed by the words

“without limitation” or “but not limited to”.

1.2.3	Unless otherwise specified in the context, “not less than” and “not more than” shall be inclusive, while “exceeding”, “less than”, or “lower than” shall be exclusive.
1.2.4

References in this Agreement to “of this Agreement”, “in this Agreement”, “under this Agreement”, and similar expressions refer to the entire Agreement, and not to any particular provision of this Agreement.

1.2.5	The table of contents and headings in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement in any way.
1.2.6	Unless otherwise specified, references to articles, clauses, paragraphs, annexes, and schedules shall refer to the articles, clauses, paragraphs, annexes, and schedules of this Agreement.
1.2.7	References to any laws and regulations shall include any amendments or re-enactments thereof from time to time.
1.2.8	References to any document shall, unless otherwise specified, include such document as amended or supplemented from time to time.

Article 2Transaction

The Parties agree that this Transaction shall be carried out in stages in the following sequence:

2.1Transaction

2.1.1

The Parties agree that the Buyer shall purchase 100% of equity interests in the Target Company held collectively by all Sellers for a total consideration of RMB 500 million (inclusive of tax) (“Purchase Consideration”), subject to the adjustments to the Retention Money (if any) as described below. Of the Purchase Consideration: (1) RMB 400 million (“Closing Consideration”) shall be paid at Closing in accordance with Section 2.2 of this Agreement; and (2) RMB 100 million (“Retention Money”, subject to the adjustment mechanism set forth below) shall be paid within the agreed post-Closing period in accordance with Section 2.3 of this Agreement.

To be specific:

(1)

The Buyer shall acquire 48% of equity interest in the Target Company (corresponding to RMB 480,000 in the registered capital of the Target Company) from Cheng Hang for a consideration of RMB 240 million (including RMB 192 million as part of the Closing Consideration, and RMB 48 million (subject to the adjustment mechanism hereunder) as part of the Retention Money);

(2)

The Buyer shall acquire 31% of equity interest in the Target Company (corresponding to RMB 310,000 in the registered capital of the Target Company) from Yang Bing for a consideration of RMB 155 million (including RMB 124 million as part of the Closing Consideration, and RMB 31 million (subject to the adjustment mechanism hereunder) as part of the Retention Money);

(3)	The Buyer shall acquire 21% of equity interest in the Target Company

(corresponding to RMB 210,000 in the registered capital of the Target Company) from Jiang Wei for a consideration of RMB 105 million (including RMB 84 million as part of the Closing Consideration, and RMB 21 million (subject to the adjustment mechanism hereunder) as part of the Retention Money).

2.1.2	Third-Party Audit

The Parties agree that the Sellers and the Target Company are obligated to cooperate with the Buyer in engaging a third-party audit firm to conduct an audit of the consolidated financial statements of the Target Company as of the balance sheet date (“Third-Party Audit”) prior to the Closing Date. The audit firm shall be independently selected by the Buyer and formally engaged by the Sellers. The Sellers shall bear the audit fees in an amount not exceeding RMB 1 million, in accordance with the amount, time, and compliant invoice set forth in the engagement contract with the audit firm.

2.1.3

The Parties agree that the Sellers shall have the right to cause the Target Company to pass a shareholders’ resolution and, prior to the Closing Date, distribute the profits of RMB 100 million (inclusive of tax) in full amount to all Sellers (“Pre-Closing Profit Distribution”), according to the financial status of the Target Company at that time. Any undistributed profits exceeding the Pre-Closing Profit Distribution amount shall be retained in the Target Company and owned by the Target Company and its shareholders after the Closing Date. When making the Pre-Closing Profit Distribution, the Target Company shall fulfill its statutory obligation to withhold and pay individual income tax on behalf of the Sellers. The Target Company shall provide the Buyer with relevant tax payment certificates (“Pre-Closing Profit Distribution Tax Payment Certificates”) within ten (10) business days after completing the tax withholding and payment.

2.2Payment of Closing Consideration

2.2.1

The payment of the First Installment of the Closing Consideration shall be subject to the terms and conditions set forth in this Agreement. Within ten (10) calendar days after the Sellers facilitate and assist the Group Companies in reporting this Transaction to the local cyberspace administration authority for review regarding the Group Companies and their affiliated APP and obtain a non-negative opinion from the local cyberspace administration authority (“Cybersecurity Review Approval”), or within such other period as may be mutually agreed by the Parties, the Buyer shall pay to the Sellers the First Installment of the Closing Consideration in an aggregate amount of RMB 100 million (inclusive of tax), which includes:

(1)	RMB 48 million that the Buyer shall pay to Cheng Hang as part of the First Installment of the Closing Consideration;
(2)	RMB 31 million that the Buyer shall pay to Yang Bing as part of the First Installment of the Closing Consideration;
(3)	RMB 21 million that the Buyer shall pay to Jiang Wei as part of the First Installment of the Closing Consideration.

The Buyer shall provide necessary assistance in obtaining the Cybersecurity Review Approval. If the Buyer fails to make full payment of the First

Installment of the Closing Consideration to any Seller within the aforesaid period, the Buyer shall pay such Seller a penalty at the rate of 0.1‰ per day on the unpaid portion of the First Installment of the Closing Consideration for each day of delay. The Sellers shall provide the Buyer with a written payment notice at least five (5) business days in advance (including the information about the bank account opened under Seller’s name).

2.2.2	Payment of the Second Installment of Closing Consideration

Subject to the terms and conditions set forth in this Agreement, the Buyer shall pay to the Sellers the Second Installment of the Closing Consideration in an aggregate amount of RMB 300 million (inclusive of tax) in two separate payments:

2.2.2.1Within ten (10) calendar days after all Closing Conditions Precedent specified in Annex III of this Agreement have been satisfied or waived in writing by the Buyer (“Closing Conditions Satisfaction Date”), or within such other period as may be mutually agreed by the Parties, the Buyer shall pay to the Sellers the First Payment of the Second Installment of the Closing Consideration in an aggregate amount of RMB 200 million, which includes:

(1)	RMB 96 million that the Buyer shall pay to Cheng Hang as part of the First Payment of the Second Installment of the Closing Consideration;
(2)	RMB 62 million that the Buyer shall pay to Yang Bing as part of the First Payment of the Second Installment of the Closing Consideration;
(3)	RMB 42 million that the Buyer shall pay to Jiang Wei as part of the First Payment of the Second Installment of the Closing Consideration.

The completion by the Buyer of the payment to all Sellers of the First Installment of the Closing Consideration pursuant to Section 2.2.1 above and the First Payment of the Second Installment of the Closing Consideration pursuant to this Section 2.2.2.1 shall constitute the “Closing”, and the date on which the Closing occurs shall be referred to as the “Closing Date”.

2.2.2.2Within ten (10) calendar days from the date on which (i) the Closing under Section 2.2.2.1 above has been completed, and (ii) the Sellers have, in accordance with communications with and the requirements of the competent tax authorities, completed the individual income tax filing and payment obligations in respect of the portion of the Closing Consideration hereunder and have provided the Buyer with valid tax payment certificates, or within such other period as may be mutually agreed by the Parties, the Buyer shall pay to the Sellers the Second Payment of the Second Installment of the Closing Consideration in an aggregate amount of RMB 100 million, which includes:

(1)	RMB 48 million that the Buyer shall pay to Cheng Hang as part of the Second Payment of the Second Installment of the Closing Consideration;
(2)	RMB 31 million that the Buyer shall pay to Yang Bing as part of the Second Payment of the Second Installment of the Closing Consideration;
(3)	RMB 21 million that the Buyer shall pay to Jiang Wei as part of the Second Payment of the Second Installment of the Closing

Consideration.

If the Buyer fails to make full payment of the Second Installment of the Closing Consideration to any Seller within the aforesaid period, the Buyer shall pay such Seller a penalty at the rate of 0.1‰ per day on the unpaid portion of the Second Installment of the Closing Consideration for each day of delay.

2.2.3	On the Closing Date, the Sellers and the Group Companies shall jointly deliver to the Buyer all business, assets, documents, materials, and items listed in Annex IV.
2.2.4

The Parties hereby acknowledge and agree that as of the Closing Date, the Buyer shall become the sole shareholder of the Target Company, and the Target Company shall become a wholly owned subsidiary of the Buyer. From the Closing Date, the Buyer shall be entitled to all shareholder rights in the Target Company in accordance with applicable laws and regulations and the Articles of Association of the Target Company.

2.2.5

The Buyer shall be entitled to undistributed profits of the Target Company before the Closing Date (including any period prior to the signing of this Agreement) remaining after deducting the Pre-Closing Profit Distribution amount (if any).

2.3Payment of Retention Money

2.3.1     Regarding the Retention Money of RMB 40 Million

2.3.1.1

Within ten (10) calendar days after the expiration of twelve (12) months from the Closing Date or within such other period as may be mutually agreed by the Parties, the Buyer shall pay the First Installment of the Retention Money to the Sellers in an aggregate amount of RMB 20 million (including tax and subject to the adjustment mechanism set forth below). To be specific:

(1)	The Buyer shall pay Cheng Hang the First Installment of the Retention Money in the amount of RMB 9.6 million (subject to the adjustment mechanism set forth below);
(2)	The Buyer shall pay Yang Bing the First Installment of the Retention Money in the amount of RMB 6.2 million (subject to the adjustment mechanism set forth below);
(3)	The Buyer shall pay Jiang Wei the First Installment of the Retention Money in the amount of RMB 4.2 million (subject to the adjustment mechanism set forth below).

For the avoidance of doubt, if, within twelve (12) months after the Closing Date, the Group Companies are subject to any investigation, audit, fines, penalty, supplementary payment, late fee or other actions imposed by relevant competent authorities due to any tax-related issues (including but not limited to corporate income tax and individual income tax), taxation matters, social insurance, or housing provident fund obligations that existed prior to the Closing Date, or that arose after the Closing Date but were caused by reasons occurring prior to the Closing Date, and such circumstances or losses are not attributable to the Buyer’s actions after the Closing Date, the Buyer shall have the right to deduct the corresponding amount from the First Installment of the Retention Money as compensation for the losses suffered by the Group

Companies and/or the Buyer. In such cases, the amount of Retention Money payable by the Buyer to the Sellers for this installment shall be RMB 20 million less the amount of such losses.

The Parties agree that if the deduction referred to above exceeds the amount of this installment of Retention Money, the Buyer shall have the right to withhold payment of such installment of Retention Money to the Sellers, and for any excess amount, the Buyer shall be entitled to unilaterally deduct such excess from the amount of Retention Money specified in Section 2.3.1.2.

Within thirty (30) days after the Buyer pays the First Installment of Retention Money, all Sellers shall fully fulfill their individual income tax payment obligations related to such installment and provide the Buyer with the relevant tax payment certificates.

2.3.1.2

Within ten (10) calendar days after the expiration of twenty-four (24) months from the Closing Date or within such other period as may be mutually agreed by the Parties, the Buyer shall pay the remaining Retention Money to the Sellers in an aggregate amount of RMB 20 million (subject to the adjustment mechanism set forth below). To be specific:

(1)	The Buyer shall pay Cheng Hang the remaining Retention Money in the amount of RMB 9.6 million (subject to the adjustment mechanism set forth below);
(2)	The Buyer shall pay Yang Bing the remaining Retention Money in the amount of RMB 6.2 million (subject to the adjustment mechanism set forth below);
(3)	The Buyer shall pay Jiang Wei the remaining Retention Money in the amount of RMB 4.2 million (subject to the adjustment mechanism set forth below).

For the avoidance of doubt, if, within twelve (12) months to twenty-four (24) months after the Closing Date, the Group Companies are subject to any investigation, audit, fine, penalty, supplementary payment, late fee or other actions imposed by relevant competent authorities due to any tax-related issues (including but not limited to corporate income tax and individual income tax), taxation matters, social security, or housing provident fund obligations that existed prior to the Closing Date, or that arose after the Closing Date but were caused by reasons occurring prior to the Closing Date, and such circumstances or losses are not attributable to the Buyer’s actions after the Closing Date, the Buyer shall have the right to deduct the corresponding amount from the remaining Retention Money as compensation for the losses suffered by the Group Companies and/or the Buyer. In such cases, the amount of the remaining Retention Money payable by the Buyer to the Sellers shall be RMB 20 million less the amount of such losses.

The Parties agree that the amount deductible by the Buyer under Sections 2.3.1.1 and 2.3.1.2 above shall not exceed RMB 40 million, that is, if the total deductions exceed RMB 40 million, the Buyer shall have the right to refuse the payment of the Retention Money of RMB 40 million to the Sellers under Section 2.3.1, and at the same time, the Sellers shall have no obligation to compensate for any additional losses suffered by the Group Companies and/or the Buyer that exceed RMB 40 million due to the adjustment mechanism set forth in Section 2.3.1.

Within thirty (30) days after the Buyer pays the remaining Retention Money, all Sellers shall fully fulfill their individual income tax payment obligations related to the remaining Retention Money and provide the Buyer with the relevant tax payment certificates.

2.3.1.3

The Buyer shall pay the Retention Money to the Sellers on time. If the Buyer fails to fully pay to any Seller the Retention Money due under Section 2.3.1 within the aforesaid period, the Buyer shall pay such Seller a penalty at the rate of 0.1‰ per day on the unpaid portion of the Retention Money for each day of delay.

2.3.2      Regarding the Retention Money of RMB 60 Million

Within ten (10) calendar days after the expiration of twelve (12) months from the date of signing of this Agreement or within such other period as may be mutually agreed by the Parties, the Buyer shall pay the Retention Money to the Sellers in an aggregate amount of RMB 60 million (subject to the adjustment mechanism set forth below). To be specific:

(1)	The Buyer shall pay Cheng Hang the Retention Money in the amount of RMB 28.8 million (subject to the adjustment mechanism set forth below);
(2)	The Buyer shall pay Yang Bing the Retention Money in the amount of RMB 18.6 million (subject to the adjustment mechanism set forth below);
(3)	The Buyer shall pay Jiang Wei the Retention Money in the amount of RMB 12.6 million (subject to the adjustment mechanism set forth below).

For the avoidance of doubt: (i) if, during the period from the Balance Sheet Date until the date falling twelve (12) months after the signing of this Agreement, the Group Companies fail to recover 100% of all accounts receivable incurred as of the Balance Sheet Date (for clarity, “accounts receivable” refer to amounts or assets recognized as revenue from the Target Company’s business operations that are receivable but not yet collected), the Buyer shall have the right to deduct the shortfall between the amount actually recovered and the total accounts receivable incurred as of the Balance Sheet Date (the “Shortfall”) from the RMB 60 million Retention Money, as compensation for the losses suffered by the Group Companies and/or the Buyer. Under the foregoing circumstances, the Retention Money payable by the Buyer to the Sellers shall be RMB 60 million less the Shortfall; and (ii) if, after the Buyer has paid the Retention Money net of the Shortfall, any portion of accounts receivable of the Group Companies incurred as of the Balance Sheet Date is subsequently recovered, the Buyer shall, on the date falling eighteen (18) months after the signing of this Agreement and again on the date falling twenty-four (24) months after the signing of this Agreement, pay to the Sellers the full amount of such newly recovered accounts receivable. However, the Sellers shall have no right to claim any further payments from the Buyer for newly recovered accounts receivable after the twenty-four (24)-month anniversary of the signing of this Agreement, and the total amount of such additional payments shall in no event exceed the amount previously deducted.

Apart from the above adjustment mechanism related to accounts receivable, if, during the period from the signing of this Agreement to the date falling twelve (12) months thereafter, any legally effective court judgment, arbitral award, or settlement agreement related to intellectual property disputes or conflicts that existed prior to the Closing Date, or that arose after the Closing Date but were caused by reasons occurring prior to the Closing Date, or any type of administrative penalty imposed by a government authority (excluding tax, social security, and housing provident fund issues), is rendered against the Group Companies, and the Target Company has not passively defended, or negligently failed to protect or unreasonably waived its rights, resulting in the Group Companies suffering any direct economic losses (including but not limited to settlements, rulings, arbitral awards, judgments, fines, penalties, late fees, supplementary payments, liabilities, debts, expenses, payments, or any other financial losses), and such losses are not attributable to the Buyer’s actions after the Closing Date, the Buyer shall have the right to deduct the corresponding amount from the RMB 60 million Retention Money, as compensation for the losses suffered by the Group Companies and/or the Buyer. Under the foregoing circumstances, the amount of the Retention Money payable by the Buyer to the Sellers shall be RMB 60 million less the amount of such losses. For the avoidance of doubt, if, as of the date falling twelve (12) months after the signing of this Agreement, any of the foregoing cases remain under litigation, investigation, or review and no final court judgment, arbitral award, settlement agreement, or administrative penalty decision has been issued, no deduction shall be made under this Clause.

If, during the period from the date of signing of this Agreement to the date falling twelve (12) months thereafter: (i) any third party initiates a lawsuit, arbitration, or other legal proceedings related to intellectual property disputes or conflicts against the Group Companies, and such case is accepted by a court or arbitral institution, or any government authority initiates any type of investigation against the Group Companies, and such proceedings result in a legally effective court judgment, arbitral award, settlement agreement, or administrative penalty decision before the expiration of sixty (60) months from the date of signing of this Agreement, and the Target Company has not passively defended, or negligently failed to protect or unreasonably waived its rights; or (ii) any third party has made a claim, demand, or notice regarding intellectual property disputes or conflicts against the Group Companies but has not yet formally filed a case with a court, arbitral institution, or government authority, and such claim subsequently results in a legally effective court judgment, arbitral award, settlement agreement, or administrative penalty decision before the expiration of sixty (60) months from the date of signing of this Agreement, and the Target Company has not passively defended, or negligently failed to protect or unreasonably waived its rights, then, the Sellers agree to compensate the Group Companies for any direct economic losses incurred as a result (including but not limited to settlements, rulings, arbitral awards, judgments, fines, penalties, late fees, supplementary payments, liabilities, debts, expenses, payments, or any other financial losses), provided that such losses are not attributable to the Buyer’s actions after the Closing Date.

The Parties agree that the amount deductible by the Buyer under this Section 2.3.2 shall not exceed RMB 60 million, that is, if the total deductions exceed RMB 60 million, the Buyer shall have the right to refuse the payment of the

Retention Money of RMB 60 million to the Sellers under Section 2.3.2, and at the same time, the Sellers shall have no obligation to compensate for any additional losses suffered by the Group Companies and/or the Buyer that exceed RMB 60 million due to the adjustment mechanism set forth in Section 2.3.2.

Within thirty (30) days after the Buyer pays the Retention Money, all Sellers shall fully fulfill their individual income tax payment obligations related to the Retention Money and provide the Buyer with the relevant tax payment certificates.

The Buyer shall pay this installment of Retention Money to the Sellers on time. Except as otherwise agreed in this Agreement, if the Buyer fails to fully pay to any Seller the Retention Money due under Section 2.3.2 within the aforesaid period, the Buyer shall pay such Seller a penalty at the rate of 0.1‰ per day on the unpaid portion of Retention Money for each day of delay.

Article 3Representations and Warranties

3.1Representations and Warranties of the Warrantors

The Warrantors jointly and severally make the representations and warranties set forth in Part (I) of Annex I hereto to the Buyer, and shall ensure that such representations and warranties are true, accurate, complete, and not misleading as of the date of signing of this Agreement, the date on which the Closing Conditions Precedent are satisfied, and the Closing Date. The Warrantors acknowledge that the Buyer relies on the truthfulness, accuracy, and completeness of these representations and warranties in the Buyer’s confirmation of the Purchase Consideration, signing of Transaction Documents, and performance of this Transaction.

3.2Representations and Warranties of the Buyer

The Buyer makes the representations and warranties set forth in Part (II) of Annex I hereto to the Sellers. The Buyer shall ensure that such representations and warranties are true, accurate, complete, and not misleading as of the date of signing of this Agreement, the date on which the Closing Conditions Precedent are satisfied, and the Closing Date, and acknowledges that the Sellers rely on the truthfulness, accuracy, and completeness of these representations and warranties in signing the Transaction Documents and performing this Transaction.

Article 4Special Provisions

4.1Covenants for the Transition Period

4.1.1

During the period from the date of signing of this Agreement until the Closing Date (“Transition Period”), the Warrantors undertake to actively cooperate with equity transfers, asset handovers, business transitions, and all other procedures and formalities in relation to this Transaction.

4.1.2	During the Transition Period, unless the Buyer’s prior written consent is obtained, the Warrantors shall use their best endeavors to ensure that the

Closing Conditions Precedent listed in Annex III to this Agreement are fulfilled as promptly as possible. Furthermore, the Warrantors shall ensure that the Group Companies:

(1)

except as otherwise agreed in this Agreement, operate their business prudently in accordance with past business practices and normal business procedures, keep their good reputation, preserve good relationships with their customers, suppliers, and other key business partners, and maintain the validity of all permits and licenses necessary for their business operations;

(2)	except as otherwise agreed in this Agreement, keep all operating assets (including updates to any self-owned or licensed IP) and equipment in normal operation and good maintenance conditions;
(3)

do not provide or undertake any external guarantees, engage in borrowing or lending of funds beyond the scope of day-to-day business operations, make external investments, conduct related party transactions, dispose of assets, or engage in any non-operational financial transactions;

(4)

except as otherwise agreed in this Agreement, neither change their capital structure (including increasing or decreasing registered capital or making any changes to shareholders), nor amend their Articles of Association and/or other constitutional documents (if any);

(5)	except the compliance deficiencies explicitly disclosed in the Disclosure Schedule, continue to operate in a manner consistent with or similar to their operations prior to the Transition Period;
(6)

do not pass any resolutions of shareholders’ meetings, board decisions or other internal resolutions outside the scope of day-to-day business operations (except the resolutions of shareholders’ meetings or board decisions for the purpose of fulfilling this Transaction);

(7)	do not waive any rights except those required within the necessary scope of day-to-day business operations;
(8)

except as otherwise agreed in this Agreement and except those required within the necessary scope of day-to-day business operations, do not make any repayments or payments to their shareholders, employees, or other persons, nor declare or distribute any profits;

(9)	maintain books and records in accordance with past business practices and applicable laws and regulations;
(10)	do not undergo any material changes listed in Item 10 of Annex III to this Agreement;
(11)	do not fall into any other circumstances that could have material adverse effects on the interests of the Buyer or the Group Companies.

4.2Obligations of the Parties

From the date of signing this Agreement until the Closing Date, each Party shall promptly notify the other Parties in writing of the following: (1) Any events occurring after the signing of this Agreement that could reasonably be expected to result in a breach of its representations, warranties, or covenants under this Agreement; (2) Any events and their developments that may adversely affect the performance of any Party, this Agreement, or the other Transaction Documents; and (3) any facts, changes, conditions, circumstances, or the occurrence or non-occurrence of any events that it becomes aware of and that would, or could reasonably be expected to, prevent the satisfaction of any condition set forth in this Agreement or subsequently agreed upon by the Parties.

4.3Access to Information

During the Transition Period, the Warrantors shall cause the Group Companies, upon receipt of a written notice from the Buyer, to: (i) allow the Buyer and its representatives (not exceeding eight persons in total) to reasonably access the Group Companies’ offices, properties, books and records, contracts, internal corporate resolutions, and other documents; and (ii) provide the Buyer and its representatives with additional financial, business, and operational data and other information (or copies thereof) concerning the Group Companies as reasonably requested by the Buyer from time to time.

4.4Taxes, Fees and Other Expenses

4.4.1

All taxes and fees imposed on a Party arising from or in connection with the transactions contemplated under this Agreement and other Transaction Documents, pursuant to applicable laws, shall be borne by that Party under the relevant applicable laws. The Parties agree that the consideration for this Transaction includes all individual income tax obligations of each Seller in connection with this Transaction. Each Seller shall complete the filing and payment of their individual income taxes related to this Transaction under the provisions of this Agreement and shall promptly provide the Buyer with the relevant tax payment certificates.

4.4.2

The Buyer and all Sellers shall each bear their respective costs and expenses incurred for participation in the negotiations, signing, and performance of this Agreement, including but not limited to fees and/or any other expenses for engaging any financial advisor, legal counsel or accountant. The Group Companies shall not bear any such costs and expenses.

4.5Post-Closing Covenants

4.5.1

Non-Competition and Non-Solicitation. The Sellers covenant that, during the period in which the Buyer and its Affiliates collectively hold actual control over the Target Company, the Sellers shall not, and shall cause their Affiliates (for the avoidance of doubt, including HUPU Holdings and its Affiliates) not to, without the prior written consent of the Buyer, directly or indirectly engage in any business that is the same as, similar to, or competitive with the Group Companies’ Core Business, in any manner whatsoever, including but not limited to:

(1)	engaging or planning to engage in any business that is the same as, similar to, or competitive with the Group Companies’ Core Business;
(2)

being employed by, providing any services to, holding any position (including but not limited to director, supervisor, officer, or consultant), conducting business with, or offering any form of consultation or advice to any company, enterprise, entity, or individual that engages or plans to engage in a business that is the same as, similar to, or competitive with the Group Companies’ Core Business (“Competing Entity”);

(3)

establishing or investing in any Competing Entity in any form (including but not limited to becoming an owner, shareholder, actual controller, or otherwise holding an equity interest in such Competing Entity);

(4)

soliciting business from the Group Companies and/or their existing customers, agents, suppliers and/or independent contractors for their own benefit or the benefit of their Affiliates, a Competing Entity, or any other person; inducing the Group Companies and/or their existing customers, agents, suppliers and/or independent contractors to terminate their business relationships with the Group Companies; or soliciting employees from the Target Company and/or the Group Companies, or inducing employees to resign, for their own benefit or the benefit of their Affiliates, a Competing Entity, or any other person;

(5)	entering into any agreement, making any commitment, or engaging in any other arrangement related to any of the matters specified in (i) through (iii) above;
(6)	otherwise engaging in any competitive activity with the Group Companies.
4.5.2

The Sellers covenant that, from and after the Closing Date, neither the Sellers nor their Affiliates shall use the names, trade names, trademarks, and/or logos of the Group Companies and their Affiliates (including but not limited to “HUPU”, “虎扑”, or any name, trade name, trademark, or logo that is similar to or contains such designation), nor shall they represent themselves as a partner of the Group Companies or their Affiliates, make similar statements, or seek to derive any economic benefit from the use of the names, trade names, trademarks, and/or logos of the Group Companies and their Affiliates.

Article 5Breach of Contract and Indemnification

Unless otherwise stipulated in this Agreement, if any Party (“Breaching Party”) breaches any provision of this Agreement, including but not limited to any representations, warranties, or covenants, the Breaching Party shall be liable to indemnify the other Party (“Non-Breaching Party”) for any losses incurred as a result of the breach. Such losses shall include, but are not limited to, reasonable investigation costs and reasonable attorneys’ fees and expenses incurred in connection with any claim, regardless of whether such claim involves third-party rights or is solely a dispute among the Parties. In addition to the provision above, the Breaching Party shall implement appropriate measures to prevent any further damage to the Non-Breaching Party. For the avoidance of doubt, nothing in this Agreement shall be construed as excluding or limiting any rights, powers, remedies, or relief to which any Party is entitled under applicable laws and regulations.

Article 6Effectiveness, Termination, Assignment, and Succession

6.1Effectiveness

This Agreement shall become effective upon formal signing by all Parties.

6.2Termination

6.2.1	With respect to the Buyer (as one Party) and the Warrantors (as the other Party), this Agreement shall be terminated accordingly if any of the following events occurs prior to the Closing Date:
(1)	The Parties unanimously agree in writing to terminate this Agreement;
(2)

Any representation or warranty made by either Party under this Agreement is untrue, inaccurate, incomplete, or materially misleading, or such Party breaches any covenant or obligation hereunder, and such circumstance has a Material Adverse Effect on such Party (for the avoidance of doubt, in the case of the Warrantors, such Material Adverse Effect shall also include any Material Adverse Effect on the Group Companies resulting from the foregoing), and the other Party issues a written notice to such Party requesting termination of this Agreement;

(3)

Either Party breaches any provision, covenant, or obligation hereunder, and fails to correct the breach within thirty (30) days of receiving a written notice of breach from the other Party, or such breach is incapable of being corrected, and the other Party issues a written notice requesting termination of this Agreement to that Party;

(4)	The Group Companies and their affiliated APP fail to obtain Cybersecurity Review Approval within six (6) months from the date of signing of this Agreement; or
(5)

The Closing of this Transaction is not completed on or before December 31, 2025, and one Party issues a written notice requesting termination of this Agreement to the other Party; however, if the failure to complete the Closing is due to the fault of a particular Party, that Party shall not have the right to request termination of this Agreement.

6.3Consequences of Termination

6.3.1

Unless otherwise provided in this Agreement, if being terminated under Section 6.2.1, this Agreement shall become null and void, except that the provisions of Article 5 (Breach of Contract and Indemnification), Article 6 (Effectiveness, Termination, Assignment, and Succession), Article 7 (Governing Law and Dispute Resolution), and Article 8 (Miscellaneous) shall remain in full force and effect after the termination of this Agreement. Further, any Party shall remain liable for any breaches of this Agreement that occurred prior to the termination and for any resulting liabilities incurred to other Parties under this Agreement.

6.3.2

Upon termination of this Agreement under Section 6.2.1, (1) if the Buyer has already made any payments to any Seller, the Seller shall immediately refund to the Buyer the full amount he has received within ten (10) calendar days from the date of termination of this Agreement. If this Agreement is unilaterally terminated by the Buyer due to reasons attributable to the Sellers, they shall also pay the Buyer the interest on the total amount received, calculated at the loan prime rate published by the National Interbank Funding Center for the corresponding period (from the date the Buyer made the payment to the Sellers until the date the Sellers fully refund the principal and interest). If the Sellers fail to make full repayment of the principal and interest (if applicable) within the aforementioned period, the Sellers shall be liable for default interest, calculated daily at a rate of 0.1‰ of the outstanding principal and interest for each day of delay; and (2) if any equity interest in the Target Company has already been registered in the name of the Buyer with the competent governmental authority, the Parties shall promptly cooperate to facilitate the Target Company’s filing of an application to the government authority for transfer of such equity back to the Sellers or their designated third parties and/or reduction of the corresponding registered capital. The Buyer shall also cooperate in withdrawing any appointments or nominations it has made regarding the directors, supervisors, managers, or legal representatives of the Target Company (if applicable). Any costs, taxes, and expenses incurred in connection with the foregoing matters shall be borne by the responsible Party. However, if this Agreement is terminated due to a Party’s breach, the Breaching Party shall bear such costs, taxes, and expenses, as well as any losses suffered by the other Party.

6.4Assignment and Succession

Without the explicit prior written consent of the other Parties, no Party shall assign its rights or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Article 7Governing Law and Dispute Resolution

7.1Governing Law

The formation, validity, interpretation, performance, amendment, and termination of this Agreement, as well as the resolution of disputes, shall be governed by the laws of China.

7.2Dispute Resolution

7.2.1

Any dispute, controversy, or claim arising out of or in connection with this Agreement, including but not limited to any contractual, pre-contractual, or non-contractual rights, obligations, or liabilities, as well as any issues regarding the formation, validity, interpretation, breach, termination, or invalidity of this Agreement (“Dispute”), shall first be resolved through friendly negotiations between the Parties. Such negotiations shall commence immediately upon one Party providing a written notice to the other Party of the existence of the Dispute.

7.2.2

If the Dispute fails to be resolved through friendly negotiations within thirty (30) business days from the date one Party issues a written notice to the other Party, any Party may submit the Dispute to the competent people’s court at the defendant’s place of domicile for resolving by litigation.

7.2.3	During the dispute resolution process, all Parties shall continue to perform this Agreement in all aspects, except the obligations directly related to the disputed matter.

Article 8Miscellaneous

8.1	Notices
8.1.1

All notices, demands, or other communications given, delivered, or made under this Agreement shall be in writing and delivered or sent to the respective Parties at the following addresses or emails (or to such other addresses or emails as the recipient may specify in a written notice to the other Parties at least ten (10) days in advance):

The Buyer:

Recipient: Wang Xiaoqing

Address: Xunlei Plaza, 3709 Baishi Road, Nanshan District, Shenzhen

Email: [***]

Cheng Hang:

Recipient: Wang Peili

Address: [***]

Email: [***]

Yang Bing:

Recipient: Wang Peili

Address: [***]

Email: [***]

Jiang Wei:

Recipient: Wang Peili

Address: [***]

Email: [***]

Group Companies:

Recipient: Tan Lei

Address: [***]

Email: [***]

8.1.2	Any notice, demand, or other communication given, delivered, or made under Section 8.1.1 shall be deemed to have been duly given, delivered, or made under the following circumstances:
(1)	If sent by registered mail, on the third (3rd) working day after the notice, demand, or communication has been posted at the post office with a receipt issued by the post office;
(2)	If delivered by a courier service or in person, upon the notice, demand, or communication reaching the relevant aforesaid address; and
(3)	If sent by email, upon the relevant notice, demand, or communication entering the aforesaid email system (when the sender’s computer system confirms successful delivery to the recipient’s server).

If a notice, demand, or other communication is sent using more than one of the above methods, the earliest deemed delivery date as mentioned above shall be regarded as the date of given, delivery, or making.

8.2	Confidentiality
8.2.1

The existence and content of this Agreement, any negotiations and documents related to this Agreement, this Transaction, or other transactions contemplated under this Agreement, as well as any information disclosed by any Party directly or through other persons to another Party or its representatives under this Agreement, shall be deemed Confidential Information. The Parties agree that they shall, and shall ensure that their respective Affiliates, and the directors, employees, agents, representatives, accountants, and legal advisors of themselves and their Affiliates, maintain the confidentiality of any Confidential Information received or obtained, and shall not disclose or use such information for any purpose without the prior written consent of the other Parties, except as required by judicial or administrative proceedings or other applicable laws and regulations.

8.2.2

The confidentiality obligations set forth in this Section 8.2 shall not apply to the following information: (i) any information permitted to be disclosed under this Agreement; (ii) any information that is already publicly available at the time of disclosure, provided that such availability is not the result of a breach of this Agreement by any Party, its Affiliates, or their respective directors, employees, agents, representatives, accountants, financial advisors, or legal counsel; (iii) any information obtained by a Party from a bona fide third party who is not under a confidentiality obligation; or (iv) any information disclosed within the scope jointly agreed upon by the Parties. Furthermore, one Party may disclose the aforesaid information within the necessary scope to its Affiliates, as well as their respective and their Affiliates’ investors (including potential investors), directors, employees, partners, shareholders, fund managers, agents, representatives, accountants, financial advisors, and legal counsels for the purpose of performing this Agreement and for internal reporting, provided that such persons shall be bound by the same confidentiality obligations.

8.2.3

One Party and its respective Affiliates (including their respective and their Affiliates’ directors, employees, partners, shareholders, fund managers, agents, representatives, accountants, financial advisors, and legal counsels) may disclose Confidential Information in accordance with applicable laws and regulations or as required by government authorities, judicial authorities, or securities regulatory authorities. However, the disclosing Party shall limit the disclosure to the required scope and shall provide prior written notice to the other Parties before making such disclosure.

8.3	Severability

If any term or provision of this Agreement is determined to be wholly or partially invalid or unenforceable under any applicable law, such term or provision shall be deemed to be excluded from this Agreement to the extent of its invalidity or unenforceability. All other provisions and clauses of this Agreement shall remain in full force and effect. In such circumstances, the Parties shall make their best efforts to uphold the text provisions and spirit of this Agreement and shall replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most closely conforms to the spirit and purpose of the original term or provision.

8.4	Amendments

No amendment or modification of this Agreement shall be valid unless executed in writing and signed by all Parties.

8.5	Waiver

Any Party may: (1) grant an extension for the performance of any obligation or other acts by another Party; (2) waive any inaccuracy in the representations and warranties made by another Party in this Agreement or any other document delivered pursuant to this Agreement; or (3) waive the compliance by another Party with any provision of this Agreement or any condition precedent to its own obligations under this Agreement. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party granting the waiver or extension. A waiver of any term or condition shall not be construed as a waiver of any subsequent breach or of the same term or condition in the future, nor shall it constitute a waiver of any other term or condition of this Agreement.

For the purposes of this Section 8.5, the Warrantors shall be deemed one Party, and the Buyer shall be deemed another Party.

8.6	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings among the Parties relating to the subject matter. Any annexes and schedules to this Agreement shall form an integral part of this Agreement. The Parties agree that the terms and conditions of other transaction documents shall be agreed upon based on the relevant terms and conditions already set forth in this Agreement and shall have no conflict with them.

8.7	Waiver and Cumulative Remedies

The failure or delay of any Party hereof to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy. The partial or single exercise of any right or remedy shall not exclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. The remedies provided in this Agreement are cumulative and do not exclude any other rights or remedies provided by law.

8.8	Specific Performance

If any provision of this Agreement is not performed under its terms, irreparable damage will be incurred. In such cases, the Parties shall be entitled to seek specific performance of this Agreement in addition to any other remedies available under law or equity principle.

8.9	Language and Counterparts

This Agreement is written in Chinese. Multiple originals of this Agreement may be executed as necessary, and each of the originals shall have the same legal effect.

(Signature Pages Follow)

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Shenzhen Suqu Network Technology Co., Ltd. (Seal)

Signature:	/s/ Jia Hongfei

Name:	Jia Hongfei

Position:	Legal Representative

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Shanghai Kuanghui Network Technology Co., Ltd. (Seal)

Signature:	/s/ Yin Xuebin

Name:	Yin Xuebin

Position:	Legal Representative

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HUPU (Shanghai) Information Technology Co., Ltd.(Seal)

Signature:	/s/ Yin Xuebin

Name:	Yin Xuebin

Position:	Legal Representative

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Beijing Tianlian Zhongheng Media Co., Ltd. (Seal)

Signature:	/s/ Tang Hengjie

Name:	Tang Hengjie

Position:	Legal Representative

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Shanghai Keling Information Technology Co., Ltd. (Seal)

Signature:	/s/ Zheng Zhongye

Name:	Zheng Zhongye

Position:	Legal Representative

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Cheng Hang

Signature:	/s/ Cheng Hang

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Yang Bing

Signature:	/s/ Yang Bing

Annex I to the Acquisition Agreement

(This page contains no text and serves as the signature page of the Acquisition Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Jiang Wei

Signature:	/s/ Jiang Wei

Annex I to the Acquisition Agreement

Annex I: Representations and Warranties

(I)Representations and Warranties of the Warrantors

1.	Capacity and Authorization

Each Seller is a natural person of Chinese nationality. Each Group Company is an entity duly incorporated and validly existing under the laws of China. Each Warrantor possesses full civil capacity and civil rights to: (1) enter into this Agreement and other Transaction Documents; (2) perform its obligations under this Agreement and other Transaction Documents; and (3) consummate the transactions contemplated by this Agreement and other Transaction Documents. This Agreement, when duly authorized, executed and delivered by the Parties, constitutes a legal, valid and binding obligation of the Warrantor, enforceable against the Seller in accordance with the terms of this Agreement. No Warrantor is subject to or has experienced any event that may lead to bankruptcy, reorganization, insolvency, or other similar proceedings.

2.	Non-Conflict

The execution, delivery, and performance of this Agreement and other Transaction Documents by the Warrantors, and the consummation of the transactions contemplated herein and therein: (1) do not violate any applicable laws governing the Warrantors or their assets; (2) do not contravene the articles of association or other organizational documents of each Group Company (if applicable); and (3) do not breach any contracts, agreements, or documents to which any Warrantor is a party or by which they are bound.

3.	Governmental Approvals

Except as otherwise provided herein, the execution, delivery, and performance of this Agreement and other Transaction Documents by the Warrantors, and the consummation of the transactions contemplated herein and therein, do not require any consent, approval, authorization, or order from any government authority, nor any filing or notification to any government authority, or such approvals have already been obtained from the relevant competent authorities.

4.	Third-Party Notices and Consents

The Warrantors have obtained all necessary third-party consents for the execution, delivery, and performance of this Agreement and other Transaction Documents, and for the consummation of the transactions contemplated herein and therein.

Annex I to the Acquisition Agreement

Furthermore, the Warrantors have no liabilities, external guarantees, or other obligations, lawsuits, arbitrations, or other circumstances that may have a material adverse effect on this Transaction and the other transactions contemplated under this Agreement. There are no pending, threatened, or anticipated disputes, claims, litigations, arbitrations, enforcement actions, administrative proceedings, or other legal proceedings concerning the equity interests in the Target Company held by the Sellers. The Sellers have not entered into any agreements or similar arrangements with any third party regarding the exercise of voting rights of the Target Company’s equity interests.

5.	Ownership

Each Seller holds the equity interests in the Target Company for their own benefit and not as an agent or trustee for any other beneficiary. The Sellers have full and clear legal ownership of the equity interests in the Target Company under Chinese law, free from any pledges, nominee arrangements, custodianships, judicial freezes, or other encumbrances. Except for the Sellers, no third party has any preemptive rights or other rights or privileges that may affect this Transaction and the other transactions contemplated under this Agreement concerning the equity interests in the Target Company.

6.	Compliance with Continuity and Ownership
(1)

Each Group Company: (a) is a limited liability company duly incorporated and validly existing under Chinese law, not subject to any bankruptcy, reorganization, insolvency, liquidation, or other similar claims, and is not insolvent or unable to pay its due debts; (b) except as explicitly disclosed in the Disclosure Schedule, has legally paid its registered capital; (c) except as explicitly disclosed in the Disclosure Schedule, possesses all necessary governmental approvals, licenses, or qualifications for its owned or leased properties or its business operations, and to the best knowledge of the Warrantors, such governmental approvals, licenses, or qualifications will not be revoked, canceled, or withdrawn, nor are there any circumstances that may lead to such revocation, cancellation, or withdrawal; (d) its articles of association, business licenses, and other approvals, licenses, and qualifications are fully valid; (e) the establishment and each change of each Group Company comply with relevant provisions of Chinese law.

(2)	The equity interests of each Group Company are free from any ownership disputes, and there are no agreements, arrangements, or

Annex I to the Acquisition Agreement

understandings related to the purchase, subscription, employee equity/option incentives, or rewards concerning the equity interests of the Group Companies. There are no pending or potential claims against such equity interests or shares, nor any reasonable basis for such claims, or any known facts that may give rise to such claims.

7.	Affiliates and Related-Party Transactions
(1)

Except as explicitly disclosed in the Disclosure Schedule, no Group Company directly or indirectly holds any equity interest or other investment interest in, or has any right to acquire such equity interest or other investment interest in, any other company, partnership, or other entity, whether such interests are registered or beneficially held. The Target Company does not directly or indirectly hold any equity interest or other investment interest in, or have any right to acquire such interest in, any other company, partnership, or other entity, whether such interests are registered or beneficially held.

(2)

Except as explicitly disclosed in the Disclosure Schedule, there are no currently effective transactions or arrangements between the Sellers and their Affiliates (excluding any Group Company) and the Group Companies, including but not limited to fund occupation, financing, procurement, licensing, or creditor-debtor relationships. Furthermore, the Group Companies have not engaged in any transactions with the Sellers, Key Personnel, or their Affiliates (excluding any Group Company) and do not bear any liabilities or obligations of any nature towards them.

(3)

All related-party transactions conducted by the Target Company have been priced based on principles of fairness and reasonableness, adhering to market fair value, and have been conducted in a fair and reasonable manner without any transfer of profits through related-party transactions.

(4)

Except as explicitly disclosed in the Disclosure Schedule, all agreements related to the transfer of business and assets between the Group Companies and HUPU Holdings have been fully executed. The Group Companies and the operating entity of “HUPU APP” have been completely separated from HUPU Holdings, and both the Group Companies and their subordinate APPs operate independently of HUPU Holdings.

8.	Financial and Accounting Matters
(1)	The Latest Financial Statements of the Group Companies, as well as those from previous fiscal years, have been prepared based on actual

Annex I to the Acquisition Agreement

transactions or events, in compliance with Chinese legal requirements and Chinese Accounting Standards. These financial statements accurately, completely, and fairly reflect the financial condition (including but not limited to assets and liabilities), operating results, and cash flows of the Target Company as of the respective dates or periods covered. Since the Balance Sheet Date: (i) No events have occurred, other than those arising from the ordinary course of business, that would trigger the early maturity of the Group Companies’ debts. (ii) No assets of the Group Companies have been disposed of or removed from the control of the Target Company, nor have the Group Companies entered into any agreements resulting in non-ordinary financial expenditures for the Target Company or incurred any such liabilities.

(2)

All management accounts of the Group Companies (including transfer accounts, records of equity changes, financial statements, and all other records) have been maintained in accordance with Chinese legal requirements and commercial practices, are fully controlled by the Target Company, and all major transactions related to the Group Companies’ business have been accurately and properly recorded. The Group Companies have no off-the-books cash transactions, undisclosed liabilities, shareholder occupation of funds, or significant internal control deficiencies.

(3)

The Group Companies have established independent financial accounting systems with dedicated financial personnel capable of making financial decisions necessary for daily business operations and possess standardized financial accounting and management systems. The Group Companies do not share bank accounts with any Seller, their Affiliates, or other enterprises under their control.

9.	Absence of Undisclosed Liabilities

The debt amounts disclosed in the Latest Financial Statements of the Group Companies accurately and completely represent all debts as of the date of those statements. The Group Companies have no undisclosed liabilities and are not aware of any existing conditions or circumstances that could reasonably be expected to lead to such liabilities. Additionally, the Group Companies have not provided any guarantees (including counter-guarantees for debts) or established any security interests over their assets for the benefit of any other party.

10.	No Material Adverse Changes

Since their establishment, the Group Companies have conducted their

Annex I to the Acquisition Agreement

business in a manner consistent with past practices. Since the Balance Sheet Date, the Group Companies have not experienced any of the following:

(1)

Any act of profit distribution other than as otherwise stipulated in this Agreement, or any material adverse changes outside the ordinary course of business affecting the assets, liabilities, financial condition or operating status of the Group Companies stated in the Latest Financial Statements, or any other material adverse changes to the Group Company;

(2)	Incurrence of any contingent liabilities through guarantees, indemnities, commitments, or similar means, other than those arising from the ordinary course of business.
(3)	Execution, material amendment, modification, or termination of any Material Contract, or waiver or transfer of any substantial rights thereunder, except as occurred in the normal course of business.
(4)	Transfer, sale, or repossession by third parties of owned or leased assets.
(5)	Formulation or adoption of any employee incentive plans.
(6)

Engagement in mergers, divisions, acquisitions, liquidations, consolidations, reorganizations, or similar actions, including the sale or transfer of all or substantially all assets, intangible assets, or intellectual property of the Group Companies.

(7)	Forgiveness or waiver of any claims or obligations, except where such actions are necessary for ordinary business operations and do not constitute or result in a material adverse effect.
(8)	Execution, modification, or termination of any Material Contract, other than those arising from the ordinary course of business.
(9)	Sale or transfer of all or substantially all assets, intangible assets, or intellectual property.
(10)

Termination or amendment of employment contracts/agreements with any Key Personnel (including any resignations or terminations), confidentiality and non-compete agreements, intellectual property ownership agreements, or similar documents.

(11)	Creation of any mortgages or securities over assets, or the release of any existing securities established for their benefit.
(12)	Incurrence or creation of any debts, obligations, or similar warrants, other than those arising from the ordinary course of business.

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(13)	Direct or indirect repurchase, redemption, acquisition, or transfer of any equity interests, except as necessary to complete this Transaction.
(14)	Cessation of any business operations, change in business scope or core business activities, expansion into non-core businesses, or engagement in any activities outside the normal course of business.
(15)	Any transactions with shareholders, partners, directors, supervisors, senior management, or their immediate family members, or entities controlled by the aforementioned individuals.
(16)	Any amendment to its constitutional documents, except for the purpose of implementing this Agreement and other related Transaction Documents;
(17)	Any change to its capital structure, including any increase or decrease in registered capital or any change in shareholders, except as required for the completion of this Transaction;
(18)	Any other matter or circumstance that would have a material adverse effect on the Group Companies;
(19)	Any consent or commitment by the Group Companies or the Sellers to undertake any of the foregoing matters.
11.	Compliance with Business Operations

Except as explicitly disclosed in the Disclosure Schedule, the Group Companies conduct their business within the approved business scope and in compliance with all applicable laws and regulations governing them, their properties, assets, or operations. They possess all licenses, permits, consents, and authorizations necessary for operating their assets and conducting their business. These licenses, permits, consents, and authorizations are legal, valid, and fully effective; none will be terminated or adversely affected by the transactions contemplated in this Agreement. Neither the Group Companies nor the Warrantors have violated any applicable laws or regulations and have complied with all statutory requirements thereunder (including but not limited to anti-money laundering laws, anti-corruption laws, and sanctions laws). The Warrantors have not received any written or oral notice from any government authority regarding the revocation, withdrawal, or suspension of any licenses, permits, consents, or authorizations, nor any orders or notices requiring compliance or remedial actions related to their direct or indirect activities. The Warrantors have not been subject to any governmental investigations, received any governmental orders, or faced any lawsuits due to violations of applicable laws. The Target Company has not violated any governmental licenses in any respect.

Annex I to the Acquisition Agreement

12.	Governmental Claims

There are no pending or threatened governmental claims affecting the properties, assets, or business of the Group Companies, nor any Government Directive that: (a) Could have or have had a material adverse effect on the Group Companies or their properties, assets, or business; (b) Could affect the legality, validity, or enforceability of this Agreement; or (c) Could affect the consummation of the transactions contemplated by this Agreement.

13.	Material Contract
(1)

Each Material Contract executed by the Group Companies is: (a) Legally established, binding on both parties, and fully effective; and (b) Will not be terminated, result in breach, incur penalties, or lead to other adverse consequences due to the transactions contemplated by this Agreement. The Group Companies are not in breach of any Material Contract.

(2)

The Warrantors are not in breach of any Material Contract. To the best of the Warrantors’ knowledge, no other party to any Material Contract is in breach thereof. Neither the Group Companies nor the Sellers have received or are aware of any notices regarding termination, rescission, or breach of any Material Contract.

(3)

Except as provided in this Agreement or other Transaction Documents, there are no contracts, agreements, or other arrangements whereby the Group Companies or the Seller grant any entity the right to purchase material assets or properties or any equity interests of the Group Companies (excluding purchases made in the ordinary course of business consistent with past practices). Additionally, there are no agreements granting shareholders’ preemptive rights or special rights not specified in the Group Companies’ Articles of Association, including but not limited to: (a) Any entity’s right to require the Group Companies to issue or repurchase its equity interests; (b) Any shareholder or third party’s right to demand cash or equity compensation from the Group Companies;(c) Any gambling clauses involving the Group Companies or Sellers;(d) Any entity’s right to demand a forced sale or liquidation of the Group Companies; and/or (e) Any provisions that could lead to a change in the actual control of the Group Companies. There are no supplemental or ancillary agreements, either written or oral, outside the Group Companies’ Articles of Association, between the Group Companies and/or the Sellers and any third party concerning the rights of the Target Company’s shareholders.

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(4)

The Warrantors have not entered into any agreements or commitments with any third parties in any region or market regarding non-competition or other restrictions that could have a material adverse effect on the Group Companies’ business activities.

14.	Intellectual Property
(1)

The Group Companies are the lawful owners or valid licensees of all Intellectual Property they use. They possess legally valid and enforceable rights or usage rights to such Intellectual Property, free from any encumbrances, and are entitled to use all owned Intellectual Property in their ongoing business operations.

(2)

The Intellectual Property owned by the Group Companies is valid; none have been declared invalid or unenforceable. Each piece of Intellectual Property registered or applied for registration with government authorities is owned by the Group Companies and complies with applicable laws and regulations. All necessary filings, payments, and other actions required to maintain the validity of such Intellectual Property have been duly made.

(3)

There are no ownership disputes over the Group Companies’ Intellectual Property. The Group Companies have not infringed, misappropriated, or otherwise violated any third party’s Intellectual Property rights, and there are no pending claims or demands alleging such infringements.

(4)

Neither the Sellers nor any of the Group Companies’ management, employees, or consultants are subject to any agreements, contracts (including licenses, commitments, or covenants of any kind), or obligations under deeds, or any court, governmental agency, or department judgments, decrees, or orders that could affect their ability to act in the best interests of the Group Companies, lead to conflicts with the Group Companies’ current or proposed business operations, or hinder the transfer of any Intellectual Property conceived, developed, or completed in connection with their services to the Group Companies. The Group Companies do not use, nor do their business operations require the use of, any Intellectual Property owned by the Sellers or their Affiliates.

(5)

Except as explicitly disclosed in the Disclosure Schedule, the Group Companies have not granted any third party any licenses or other rights related to their Intellectual Property. They have taken reasonable measures, in accordance with industry practices, to protect the confidentiality of their trade secrets and other confidential

Annex I to the Acquisition Agreement

Intellectual Property used in their business. There are no instances of any entity infringing upon the Group Companies’ significant trade secrets or other important Intellectual Property.

15.	Assets
(1)

The Group Companies legally own or have the right to use all properties and assets (“Assets”) that are used, intended to be used, or otherwise possessed or utilized in the conduct of their business operations. The Group Companies hold legal and valid ownership of and the right to use all such Assets.

(2)

The Group Companies have at all times maintained the Assets (including but not limited to machinery, equipment, and vehicles) in accordance with good industry practices. Except for normal wear and tear in the course of ordinary use, all Assets are in good operating condition and well-maintained, and are suitable for their current and intended uses.

(3)

The ownership of the Assets, or the rights to use and lease any leased Assets by the Group Companies, will not give rise to any penalties or other adverse consequences as a result of the consummation of the transactions contemplated under this Agreement.

16.	Data Privacy
(1)

With respect to the collection, storage, transfer (including but not limited to any cross-border transfers), and/or the collection, storage, transfer and/or use of any personally identifiable information (collectively, “Personal Information”) obtained from any individuals (including but not limited to any users, customers, potential customers, employees, and/or other third parties), the Group Companies have, in all respects, complied with all applicable laws of the relevant jurisdictions, their respective privacy policies, and the requirements of any contracts or codes of conduct to which they are a party.

(2)

The Group Companies have implemented and will continue to implement commercially reasonable physical, technical, organizational, and administrative security measures and policies to protect all Personal Information collected by them or on their behalf from unauthorized collection, access, use, and/or disclosure. The Group Companies have, in all respects, complied with all applicable laws relating to data loss, theft, and security breach notification obligations.

17.	Real Properties

Annex I to the Acquisition Agreement

(1)	The Group Companies’ operation, use, and possession of all currently leased properties comply with the requirements of laws and regulations and are not subject to any restrictions.
(2)	There are no pending or potential claims, disputes, or demands that would affect the Group Companies’ operation, use, or possession of any real property that they own or use.
(3)	With respect to the Group Companies’ lease agreements, the leased properties are in good condition and suitable for the Group Companies’ use in the conduct of their business activities.
18.	Employee Benefits
(1)

Except as disclosed in the Disclosure Schedule, the Group Companies have, in all respects, complied with all applicable laws regarding labor and employment, labor dispatch or labor outsourcing, social insurance, and housing provident funds. The Group Companies have made full contributions to social insurance and housing provident funds for all their employees in accordance with applicable PRC laws.

(2)

Other than regular social insurance funds, housing provident funds, benefit plans (as defined below), regular salaries and bonuses, and those explicitly disclosed in the Disclosure Schedule, the Group Companies have no other irregular compensation, incentive bonuses or other bonuses, employee pensions, severance payments, insurance, housing benefits, or other employee benefit plans, agreements, or commitments (individually or collectively, “Benefit Plans”). There are no pending or potential claims or disputes against the Group Companies in connection with social insurance funds, housing provident funds, or any Benefit Plans, nor any known facts that may give rise to such claims or disputes. All amounts payable by the Group Companies and their employees under social insurance funds, housing provident funds, and each Benefit Plan have been duly paid, and there is no existing or potential risk of administrative penalties, nor any known facts that may give rise to such risks.

(3)

No employee of the Group Companies is entitled, by virtue of their employment contracts, to any increase or enhancement in their salaries, benefits, or terms and conditions of employment, or to any compensation, severance pay, or settlement payment from the Group Companies, on account of this Transaction or other transactions contemplated under this Agreement.

19.	Employment Matters

Annex I to the Acquisition Agreement

(1)

There are no pending or potential disputes or controversies, nor any unresolved or potential collective labor disputes, work slowdowns, or strikes between the Group Companies and any of their employees. There are also no unresolved or potential labor complaints filed against the Group Companies.

(2)

No employee of the Group Companies, especially key personnel, is in violation of any contract or binding commitment they have previously signed (including but not limited to confidentiality obligations, intellectual property transfer obligations, and non-compete obligations) due to their employment with the Group Companies, nor has such employment infringed upon the legitimate rights of any former employers or other intellectual property holders. There are neither infringements upon others’ intellectual property rights, trade secrets, proprietary information, or other similar rights, nor pending or foreseeable claims, disputes, or lawsuits requiring Key Personnel to compensate for infringements upon any third party’s intellectual property rights, trade secrets, proprietary information, or other similar rights. There are no pending labor disputes or controversies between the Group Companies’ current employees with their respective former employers, nor any known or reasonably foreseeable potential labor disputes or controversies. All Key Personnel are full-time employees of the Group Companies and have signed legally valid and currently effective employment contracts, non-compete agreements, confidentiality agreements, and other relevant agreements.

(3)

Subject to the general principle that the Group Companies may have the right to unilaterally terminate employment contracts under statutory circumstances, the Group Companies may terminate the employment relationship with each of their employees in accordance with applicable laws.

20.	Taxes and Fees
(1)

The Group Companies shall comply with all applicable tax laws and regulations. They shall have fully and promptly filed all taxable income declarations according to applicable regulations of national and local tax authorities and have paid in full all taxes and fees due and payable correspondingly, and shall have paid up all other tax and fees that come due. The Group Companies shall have fulfilled their tax withholding and remittance obligations in accordance with tax laws or contracts, agreements, arrangements, covenants, and commitments binding upon the Group Companies. There shall be no circumstances requiring any additional or supplementary payment of taxes and fees, nor any events that the Group Companies are subject to penalties for violations of tax

Annex I to the Acquisition Agreement

laws and regulations. The Group Companies shall have made tax-related provisions in the financial statements as of the reporting date in accordance with generally accepted accounting principles applicable in their place of registration. As of the reporting date of the financial statements, the provisions for taxes shown in the balance sheet are sufficient to settle all accrued and unpaid taxes of the Group Companies. The Group Companies shall have not received any notices from tax authorities or other competent bodies demanding payment or supplemental payment of taxes, nor any notices requesting the review or audit of any tax filings. There shall be neither pending audits, measures, proceedings, investigations, disputes, or claims, nor any circumstances under which tax authorities or other competent bodies have asserted or may assert tax claims against the Group Companies.

(2)

The Group Companies shall not bear, nor are they likely to bear obligations to return or repay any tax reductions, refunds, tax incentives, or other subsidies that were granted, provided, or paid by any government authority in connection with the Group Companies, their assets or business.

21.	Improper Payments

The Warrantors, their Affiliates, and the Group Companies have not, directly or indirectly through any other agent, made any payments or provided any items of significant value to any government authorities, political officials, enterprises, or individuals with the intent to influence the recipient in their official capacity to obtain or retain business, direct business to the Group Companies, the Warrantors, or their Affiliates, or otherwise secure an improper advantage.

22.	Litigation and Claims

Except as explicitly disclosed in the Disclosure Schedule, there are no pending or threatened lawsuit, arbitration, mediation, administrative or criminal proceedings involving the Group Companies or the Sellers, whether as plaintiffs, defendants, or in any other capacity. The Warrantors are not aware of any circumstances that might give rise to lawsuit, arbitration, mediation, administrative or criminal proceedings against the Sellers, the Group Companies, or their directors, supervisors, or senior management. There are no circumstances that may result in any third party’s challenge or objection to this Agreement, other Transaction Documents, this Transaction, or other transactions contemplated under this Agreement, or that may have material adverse effects on the Group Companies, a change of control (except as contemplated hereunder), or otherwise affecting this Transaction or other transactions contemplated under this Agreement. There are no claims or

Annex I to the Acquisition Agreement

allegations against the Sellers or the Group Companies asserting violations of anti-corruption or anti-commercial bribery laws.

23.	Absence of Proceedings

There are no proceedings initiated by or against any government authority or non-government authority seeking to restrain or materially and adversely alter the transactions contemplated under this Agreement.

24.	Full Disclosure

All facts related to the Group Companies or their properties, assets, and businesses that may have material adverse effects have been fully disclosed to the Buyer. There is no misrepresentation of any fact, nor any omission of facts necessary to prevent such statements from being misleading.

Annex I to the Acquisition Agreement

(II)Representations and Warranties of the Buyer

1.	Incorporation and Authority

The Buyer is a duly incorporated and validly existing entity under the laws of the People’s Republic of China. The Buyer possesses all necessary capacity and authority to: (1) execute this Agreement; (2) perform its obligations under this Agreement; and (3) consummate the transactions contemplated under this Agreement. Upon due authorization, execution, and delivery by the Parties, this Agreement shall constitute a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement.

2.	Governmental Approvals

Except as explicitly provided in this Agreement, to the Buyer’s knowledge, no consent, approval, order, or authorization of any authority is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereunder, nor is any registration or filing with such authority required.

3.	Non-Conflict

The execution, delivery, and performance of this Agreement by the Buyer: (1) do not violate any of its constitutional documents; (2) do not breach any laws applicable to the Buyer or its assets and business; and (3) do not contravene any contract, agreement, or document by which it is bound.

Annex I to the Acquisition Agreement

Annex II: Disclosure Schedule

1

Annex III: Closing Conditions Precedent

The closing of this Transaction by the Buyer shall be subject to the satisfaction, prior to or on the Closing Date, of the following conditions (unless waived in whole or in part in writing by the Buyer at its sole discretion):

(1)	Each of the representations and warranties made by the Warrantors under this Agreement shall be true, accurate, and complete in all respects and remains true, accurate, and complete as of the date of this Agreement, the Closing Conditions Satisfaction Date, and the Closing Date, with the same force and effect as if made on such dates (excluding the representations and warranties expressly made as of a specific date). In addition, all undertakings and covenants required to be performed by the Warrantors prior to the Closing under this Agreement shall have been fully complied with and duly performed in all respects.
(2)	The Warrantors shall have executed and delivered, in a manner satisfactory to the Buyer, all Transaction Documents relating to this Transaction to which they are a party. Such Transaction Documents shall have become effective and remain in full force and effect, and the Warrantors shall not be in breach of such Transaction Documents.
(3)	All third-party and/or governmental approvals, consents, or waivers (if any) required for the Warrantors to execute, deliver, and perform the Transaction Documents and to consummate this Transaction shall have been obtained and remain in full force and effect. There shall be no actions or proceedings by any government authority and/or third party to restrict, prohibit, delay, or otherwise prevent or seek to prevent the completion of this Transaction.
(4)	There shall be no: (a) applicable laws or regulations that prohibit this Transaction, nor potential claim, lawsuit, arbitration, judgment, ruling, decision, injunction, or order initiated by or pending before any government authority against any party to this Agreement attempting to restrict, cancel this Transaction, or adversely affect the conditions of this Transaction; and (b) event or events having material adverse effect, nor evidence indicating that such events may occur and result in material adverse effects.
(5)	As of the Closing Date, there shall have been no material adverse changes in the (financial or other) condition, operating results, assets, regulatory status, business, or qualifications of the Group Companies, nor shall there have occurred or be reasonably expected by the Buyer to occur any event or events that, individually or in the aggregate, would have material adverse effects on the Group Companies, the equity of the Target Company, or this Transaction.
(6)	The Warrantors shall have obtained all necessary internal approvals or authorizations (if applicable) required for the execution, delivery, and performance of the Transaction Documents, including but not limited to resolutions of the shareholders’ meeting or shareholders’ decisions, as well as

Signature Page of the Acquisition Agreement

resolutions of the board of directors’ meeting or board resolutions of the Group Companies.

(7)	The Warrantors shall have cooperated with the Buyer in completing all business, financial, and legal due diligence with respect to the Group Companies, and the results of such due diligence shall be reasonably satisfactory to the Buyer.
(8)	The registrations and filings with the relevant market regulation authorities in connection with this Transaction shall have been completed, including but not limited to the Buyer having been registered as the shareholder holding 100% equity interest in the Target Company, and the replacement of the legal representative, directors, supervisors, and management personnel with persons designated by the Buyer. The Target Company shall have delivered to the Buyer a copy of the updated Business License bearing the official seal of the Target Company, the original of the updated business registration/filing information page, and the original of the Articles of Association of the Target Company as filed with the market regulation authority.
(9)	All tax obligations arising from the profit distribution prior to the Closing shall have been fully fulfilled in accordance with laws and regulations, and the Buyer shall have received satisfactory tax clearance certificates.
(10)	The registered capital of the Target Company shall have been fully paid in, and the Warrantors shall have provided the Buyer with satisfactory documentary evidence of such payment.
(11)	The Key Personnel of the Group Companies shall have terminated their employment and any appointments (including directorships) with HUPU Holdings, and the Warrantors shall have provided the Buyer with satisfactory documentary evidence.

(12)        The Key Personnel shall have entered into labor contracts, confidentiality agreements, non-compete agreements, and intellectual property ownership agreements with the Target Company, all of which shall comply with applicable laws and be in the form and substance satisfactory to the Buyer, and shall contain the following provisions: (a) a non-compete period of not less than twenty-four (24) months from the termination of the employment or engagement relationship; and (b) if a third party asserts that a Key Personnel has breached any non-compete, non-investment, or non-employment commitments, the relevant losses shall be solely borne by such Key Personnel.

(13)       HUPU Information Technology shall have repaid the RMB 3.28 million loan made under the Loan Agreement signed with HUPU Holdings in 2021, and HUPU Information Technology and HUPU Holdings shall have executed a repayment agreement satisfactory to the Buyer in respect of such loan repayment. The Warrantors shall have provided the Buyer with satisfactory documentary evidence for such repayment.

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(14)        With respect to the business and asset transfers between the Group Companies and HUPU Holdings: (a) except as otherwise disclosed in the Disclosure Schedule, all asset and debt transfer agreements related to such business and asset transfers shall have been fully performed. The Target Company shall have acquired ownership of all assets under the asset transfer agreements from HUPU Holdings (including but not limited to software copyrights related to “HUPU”), and the Warrantors shall have provided the Buyer with satisfactory documentary evidence; and (b) the Warrantors shall have provided the Buyer with the internal written resolutions of HUPU Holdings in relation to such business and asset transfers (including but not limited to resolutions of the board of directors and the shareholders’ meeting of HUPU Holdings).

(15)        The Group Companies shall have paid social insurance and housing provident fund contributions for their employees based on the employees’ actual salaries.

(16)        The Group Companies and their affiliated apps shall have obtained cybersecurity review approval.

(17)        The authorized signatories and/or seals for the Group Companies’ bank accounts shall have been changed to the representatives designated by the Buyer, and the Warrantors shall have provided the Buyer with all relevant documents and materials evidencing such changes.

(18)        The Target Company shall have completed an independent audit by a third-party audit firm. For the avoidance of doubt, if such audit is not completed within three (3) months from the signing date of this Agreement, the Buyer agrees to waive this as a condition precedent to Closing, provided that the failure to complete the audit on time is not attributable to the Sellers or the Target Company.

(19)        Each Seller shall have issued to the Buyer a written payment notice, including the relevant information regarding the bank account opened in the name of such Seller.

(20)        The Warrantors shall have provided to the Buyer a duly executed Format of Closing Confirmation Letter in the content and format set forth in Annex V to this Agreement.

Annex IV: List of Core Business, Assets, and Documents to Be Delivered on

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Closing Date

Annex V: Format of Closing Confirmation Letter

Annex VI: Format of Articles of Association of the Target Company

Annex VII: List of Key Person

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